EXHIBIT 99.1

Stericycle Appoints Naren K. Gursahaney to Board of Directors, Continuing Board Evolution

BANNOCKBURN, Ill. — Dec. 14, 2022 — Stericycle, Inc. (Nasdaq: SRCL), a leading provider of regulated medical waste management and secure information destruction solutions, announced today the appointment of Naren K. Gursahaney to the Stericycle Board of Directors, effective January 1, 2023.

“Following an extensive process to identify exceptional talent to join our board of directors, we are excited to welcome Naren to the board. He brings substantial experience in operations, financial and strategic planning, commercial go-to-market, and has experience with large, global commercial services companies,” said Robert S. Murley, chairman of the Stericycle board of directors. “With the addition of Naren, our board now includes 10 members and continues our commitment to board diversity.”

Mr. Gursahaney served as the Chairman of the Board of Terminix Global Holdings (previously ServiceMaster), Inc. from May 2019 to October 2022 and as a director from December 2017 to October 2022. He served as the Interim Chief Executive Officer of ServiceMaster from January, 2020 until September, 2020. He has been a private investor since 2016. He currently serves on the board of directors of NextEra Energy, Inc., a Fortune 200 company, and as an Advisor and Co-chair of the Advisory Board of the Berwind Corporation.

Mr. Gursahaney served as President and Chief Executive Officer, and as a member of the Board of Directors, of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada from 2012 to 2016. Prior to ADT’s separation from Tyco International Ltd., in September 2012, Mr. Gursahaney served in various executive positions at Tyco International Ltd. from 2003 until 2012, including President of Tyco’s ADT North American Residential business segment and President of Tyco Security Solutions. Mr. Gursahaney previously worked for General Electric, Booz Allen & Hamilton and Westinghouse Electric Corp.

Mr. Gursahaney serves as the Chair of the Audit Committee of NextEra Energy Inc.’s board of directors and will serve as a member of the Audit and Operations, Safety and Environmental Committees of Stericycle’s board of directors.

Since 2017, Stericycle has continued to bring on new directors with the right skills and experience to help guide Stericycle through its transformation. Through our board refreshment efforts, the average tenure of Stericycle’s board members is 4.6 years, with six members having less than five years of tenure.

About Stericycle
Stericycle, Inc., (Nasdaq: SRCL) is a U.S. based business-to-business services company and leading provider of compliance-based solutions that protects people and brands, promotes health and well-being, and safeguards the environment. Stericycle serves customers in the U.S. and 16 countries with solutions for regulated waste and compliance services and secure information destruction. For more information about Stericycle, please visit www.stericycle.com.

Media Contact:
Media Relations
Stericycle, Inc.
media@stericycle.com